EXHIBIT 10.2

20 May 2019

Melissa Cougle

Dear Melissa:
We are pleased to extend an offer of employment to you for the position of Senior Vice President and Chief Financial Officer (“CFO”) of Frank’s International, N.V., a limited liability company organized under the laws of the Netherlands (the “Company”) and of Frank’s International, LLC, a Texas limited liability company (the “Employer”). This offer of employment is conditioned upon your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. All benefits described in this letter are subject to and controlled by the applicable plans for such benefits and any terms and conditions stated in such plans.
Duties
In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will be a member of the senior leadership team. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s and the Employer’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval (which will not be unreasonably withheld), serving on boards of other companies (public or private) not in competition with the Company or the Employer, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.
Location
Your principal place of employment shall be at our U.S. headquarters in Houston, Texas, subject to business travel as needed to properly fulfill your employment duties and responsibilities.
Start Date
Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is 29 May 2019.
Base Salary
In consideration of your services, you will be paid an initial base salary of $360,000 on an annualized basis, subject to periodic review and payable in accordance with the standard payroll practices of the Employer, subject to all withholdings and deductions as required by law.
Annual Bonus
During your employment, you will be eligible to participate in the Employer’s annual short-term incentive program, which shall provide you with an opportunity to receive an annual, calendar-year bonus, based on corporate and individual performance criteria as may be determined by the Employer. It is expected that your target bonus opportunity will be 100% of your base salary. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a calendar year. Your eligibility for the 2019 calendar year will be pro-rated.

10260 Westheimer Road, Suite 700
Houston, Texas 77042
281-966-7300 Telephone
800-827-6020 Toll Free
281-558-7883 Fax
www.franksinternational.com

Equity Grants
During your employment, you will be eligible to receive annual grants of equity-based incentive awards under the Company’s Long-Term Incentive Plan (“LTIP”), based on annual equity allocations determined by the Board (or a designated committee thereof). It is expected that your annual LTIP awards will have an aggregate value on the grant date equal to 100% of your base salary (determined without regard to vesting criteria), which may include performance-based vesting criteria in addition to a time-based vesting schedule. In addition to the above-referenced LTIP awards, concurrent with your Start Date, you will receive an initial LTIP award valued at $270,000, in time-based restricted stock units (the “Initial LTIP Award”). The Initial LTIP Award will vest in three equal annual tranches over a three-year period, based on your continued service through each vesting date. You may review the applicable plan and grant agreement for more information on the terms and conditions which apply.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to other comparable employees of the Employer, including but not limited to group medical, dental, vision, and life insurance, disability benefits, retirement plans, an employee stock purchase plan, an executive severance plan, and a change-in-control severance plan, in each case subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation annually. You will also be entitled to the fringe benefits and perquisites that are made available to other comparable employees of the Employer, each in accordance with and subject to the eligibility and other provisions of such plans and programs. You are eligible to participate in the benefits described in this section the first of the month following thirty days of employment. The Company and the Employer reserve the right to amend, modify, or terminate any benefit plans or programs at any time and for any reason.
Stock Ownership Guidelines
In your position with the Company, you will be required to comply with the Company’s Stock Ownership Guidelines applicable to members of the Board, officers and other senior leadership. A copy of these guidelines has been enclosed for your reference.
At-Will Employment
Your employment with the Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Employer.
Severance Plans and Participation Agreements
The Company maintains an Executive Retention & Severance Plan and an Executive Change-in-Control Severance Plan for officers and other key personnel in the event that the Company is acquired. The provisions of these plans are set forth in the Plan documents and the related Participation Agreements and will be the same as those terms currently in effect for other officers of the Company, which require that the executive agree to certain restrictive covenants (including a non-compete) for the period of employment with the Employer and ending one year following termination of employment. A copy of the applicable plans and participation agreements have been enclosed for your review.

10260 Westheimer Road, Suite 700
Houston, Texas 77042
281-966-7300 Telephone
800-827-6020 Toll Free
281-558-7883 Fax
www.franksinternational.com

Governing Law
This offer letter shall be governed by the laws of Texas, without regard to conflict of law principles.
Contingent Offer
This offer is contingent upon:
(a)    Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your reference.
(b)    Satisfactory completion of reference checks, a background check, drug testing, and other applicable employment screening procedures.
(c)     Approval of your hire by the Compensation Committee, as designated by the Company’s Board of Directors.
This offer will be withdrawn if any of the above conditions are not satisfied.
On your Start Date, you will be required to execute certain agreements with the Company and/or Employer, including a U.S. Employee Confidentiality and Restrictive Covenant Agreement (enclosed with this letter), as well as certifications acknowledging various company policies, such as our Code of Business Conduct and Ethics, Conflicts of Interest Policy, Anti-Bribery Policy, Global Travel and Entertainment Policy, and Acceptable Use Policy. Your employment with the Employer requires your certifications acknowledging these policies and your full compliance with these policies.
Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-disclosure, non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer or under applicable law. You also represent that you will inform the Employer about any such restrictions and provide the Employer with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company or the Employer without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Employer. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer before removing or copying the documents or information.

10260 Westheimer Road, Suite 700
Houston, Texas 77042
281-966-7300 Telephone
800-827-6020 Toll Free
281-558-7883 Fax
www.franksinternational.com

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter, whereupon it shall become our binding agreement. We would appreciate a written response no later than 24 May 2019. If you do not accept the offer by this date, the offer will expire.
We look forward to hearing from you.

Sincerely,

Michael C. Kearney
Chairman, President, and Chief Executive Officer

/s/ Michael C. Kearney

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
This offer does not change any existing confidentiality, non-competition, or non-solicitation obligations under any agreement or law.

/s/ Melissa Cougle	May 24, 2019
Melissa Cougle	DATE

10260 Westheimer Road, Suite 700
Houston, Texas 77042
281-966-7300 Telephone
800-827-6020 Toll Free
281-558-7883 Fax
www.franksinternational.com